   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:

Lisa Elliott / lelliott@dennardlascar.com

Dennard-Lascar Associates: 713-529-6600

Gastar Exploration Stockholders Approve

Convertible Notes and Exchange;

Company Reschedules First Quarter 2017

Earnings Release and Conference Call

Conference Call now to be held on Thursday, May 11 at 10:00 a.m. Eastern Time

HOUSTON, May 2, 2017 – Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar”) announced today that its holders of outstanding common stock voted overwhelmingly in favor of a proposal to approve the conversion rights of its outstanding Convertible Notes due 2022 (the “Notes”), which were issued to funds managed by an affiliate of Ares Management, L.P. (“Ares”). Stockholder approval was required in order to permit issuances of common stock under the listing standards of the NYSE MKT.

The stockholder proposal also approved the issuance of 25,456,521 shares of common stock to Ares funds in exchange for the retirement of $37.5 million outstanding principal of the Notes, reducing the total outstanding principal of the Notes to $162.5 million. The Ares funds will also be issued shares of a special voting preferred stock in the exchange entitling the Ares funds, qualified subsequent holders and their respective affiliates collectively meeting certain beneficial ownership standards, to elect up to two directors of the Company. The exchange is expected to be completed within the week.

Gastar also announced that it has rescheduled its first quarter 2017 earnings release and conference call to provide additional time to complete its evaluation under accounting rules of the balance sheet presentation of the equity and debt components of Gastar’s financings completed with the Ares funds and completion of exchange Notes for common stock.

Gastar now expects to issue its press release on first quarter results and file its Form 10-Q on Wednesday, May 10, 2017 following the market closing.  In conjunction with the release, Gastar has rescheduled its conference call for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, May 11, 2017.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through May 18 by dialing 1-201-612-7415 and using the conference ID: 13661036.
By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@dennardlascar.com.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

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